EX-99.(j)

                   [LETTERHEAD OF ANCHIN, BLOCK & ANCHIN LLP]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of The Lazard Funds, Inc.'s Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A of our report dated February 5, 2004, relating to the financial statements and financial highlights of The Lazard Funds, Inc. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus.

We also consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information.


/s/  Anchin, Block & Anchin LLP
-------------------------------
     Anchin, Block & Anchin LLP


December 3, 2004